                      [COWLITZ BANCORPORATION LETTERHEAD]

    Cowlitz Bancorporation Terminates Merger Discussions With United Bancorp

LONGVIEW, Wash., June 8 - Cowlitz Bancorporation (Nasdaq: CWLZ) announced today that it has terminated discussions with respect to a proposed merger of United Bancorp of Roseburg, Oregon (OTCBB: UBNN) into Cowlitz Bancorporation.

Benjamin Namatinia, Chairman and Chief Executive Officer of Cowlitz Bancorporation, stated: "We have concluded that the interests of our shareholders would best be served by terminating our discussions with United Bancorp. We will, however, continue to explore the acquisition of other community banks and branches of larger banks in non-metropolitan communities in Washington and Oregon."

Cowlitz Bancorporation had assets of $192 million and deposits of $140 million at March 31, 1998. It has the largest market share of deposits among commercial banks in Cowlitz County, Washington, and is the only community bank headquartered in that county.